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                                                                     Exhibit 5.3

                               September 26, 2002

AmeriCredit Corp.
801 Cherry Street, Suite 3900
Fort Worth, Texas 76102

     Re:  Offering of Common Stock of AmeriCredit Corp.

Dear Sirs:

     We have acted as counsel to AmeriCredit Corp., a Texas corporation (the "Company"), in connection with the preparation of (i) the Company's Registration Statement on Form S-3 (File Nos. 333-54546, 333-54546-01, 333-54546-02,
333-54546-03, 333-54546-04, 333-54546-05 and 333-54546-06) filed with the
Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), on January 29, 2001 and the Company's Registration Statement on Form S-3 (File No. 333-99831), filed with the Commission under the Act on September 19, 2002 (collectively, the "Registration Statements") and (ii) the Company's Prospectus Supplement, dated September 26, 2002 (the "Prospectus Supplement"), and accompanying Prospectus, dated January 29, 2001, relating to the public offering of an aggregate of 67,000,000 shares of common stock of the Company, par value $0.01 per share (the "Common Stock"), plus an additional 10,050,000 shares of Common Stock subject to the exercise of an over-allotment option granted by the Company (collectively, the "Shares"). Any reference to the Prospectus or the Registration Statement shall be deemed to refer to and include any documents filed by the Company after the date of the Registration Statement under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     In connection therewith, we have examined and relied upon the original or copies, certified to our satisfaction, of (i) the Articles of Incorporation and the Bylaws of the Company, in each case as amended to date; (ii) copies of resolutions of the Board of Directors of the Company authorizing the offering and the issuance of the shares to be sold by the Company and related matters;
(iii) the Registration Statements, and all exhibits thereto; and (iv) such other documents and instruments as we have deemed necessary for the expression of the opinions herein contained. In making the foregoing examinations, we have assumed the authenticity of the documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to various questions of fact material to this opinion, we have relied, to the extent we deem reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independent check or verification of their accuracy.

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     Based upon the foregoing examination, we are of the opinion that the Shares to be issued by the Company in the offering, as described in the Prospectus Supplement, have been duly and validly authorized for issuance and the Shares, when issued and delivered by the Company in the manner and for the consideration stated in the Prospectus Supplement and in accordance with the Underwriting Agreement described in the Prospectus Supplement, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statements and the Prospectus Supplement. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                           Respectfully submitted,



                                           /s/ L. Steven Leshin
                                           -------------------------------------
                                           L. Steven Leshin, Esq.

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